EXHIBIT INDEX

Exhibit No.                     Description
-----------                     ------------

(4)(a) Form of Rights Agreement dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent, which includes as Exhibits A and B thereto the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, respectively (incorporated by reference to Exhibit 4.10 to the Company's Current Report on Form 8-K dated April 7, 1997).

(4)(b) Form of Amendment No. 1, dated as of February 7, 2000, to the Rights Agreement dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent (incorporated by reference to Exhibit (4)(b) to Amendment No. 2 to the Company's Form 8-A Registration Statement filed with the Commission on February 8, 2000).